Exhibit 99.1

Seritage Growth Properties Reports Fourth Quarter and Full Year 2020 Operating Results

New York, NY – March 10, 2021 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 183 retail and mixed-use properties totaling approximately 26.5 million square feet of gross leasable area (“GLA”), today reported financial and operating results for the quarter and year ended December 31, 2020.

Summary Financial Results

For the quarter ended December 31, 2020:

•	Net loss attributable to common shareholders of $35.6 million, or $0.92 per share
•	Total Net Operating Income (“Total NOI”) of $8.7 million
•	Funds from Operations (“FFO”) of ($16.2) million, or ($0.29) per share
•	Company FFO of ($17.9) million, or ($0.32) per share

For the year ended December 31, 2020:

•	Net loss attributable to common shareholders of $109.9 million, or $2.87 per share
•	Total NOI of $37.8 million
•	FFO of ($81.0) million, or ($1.45) per share
•	Company FFO of ($88.6) million, or ($1.59) per share

“During the fourth quarter of 2020, we continued to recommence redevelopment projects paused during the pandemic. Our active development spend on suburban projects of $85 million should generate annual base rent of $19 million, with $6 million in annual base rent already commenced in 2020. Overall in 2020, we opened stores representing 875,000 square feet and $15 million of annual base rent, with substantially all of that activity occurring during the COVID-19 pandemic. Throughout the fourth quarter and as we look forward to 2021, we remain focused on advancing our premier projects. Finally, we continued with our asset monetization efforts, generating $145 million in gross proceeds during the fourth quarter and $417 million in gross proceeds for 2020, while culling our portfolio to a more focused group of 183 assets in the process,” said Edward S. Lampert, Chairman of the Board of Trustees.

“We are also very pleased to have appointed Andrea Olshan, an experienced real estate executive, as our new Chief Executive Officer and President who will join the Company on March 16th. We are looking forward to Andrea’s fresh perspective on how to maximize value across the Company and throughout the portfolio,” Mr. Lampert continued.

Operating Results

Leasing

During the quarter ended December 31, 2020, the Company signed new leases totaling 173,000 square feet at an average base rent of $15.07 PSF, and for the year ended December 31, 2020, the Company signed new leases totaling 445,000 square feet at an average base rent of $18.12 PSF.

The table below provides a summary of all signed leases as of December 31, 2020, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)

	Number of	Leased	% of Total	Annual	% of Total	Annual
Tenant	Leases	GLA	Leased GLA	Rent	Annual Rent	Rent PSF
In-place diversified leases	251	6,196	72.3%	$96,065	63.8%	$15.50
SNO diversified leases	125	2,369	27.7%	54,538	36.2%	23.02
Total	376	8,565	100.0%	$150,603	100.0%	$17.58

(1)	SNO = signed not yet opened leases.

The table below provides a reconciliation of SNO leases from December 31, 2020 to December 31, 2019, including unconsolidated entities at the Company’s proportional share:

			Total
	Number of		Annual	Annual
	SNO Leases	GLA	Rent	Rent PSF
As of December 31, 2019	174	4,204	$84,348	$20.07
Opened (1)	(26)	(803)	(13,896)	17.31
Sold / contributed to JVs / terminated	(53)	(1,454)	(23,459)	16.14
Signed (1)	30	422	7,545	17.89
As of December 31, 2020	125	2,369	$54,538	$23.02

(1)	Opened and signed excludes 3 leases that were both signed and opened in 2020

During the year ended December 31, 2020, the majority of the $23.5 million of SNO leases that were sold, contributed to unconsolidated entities or terminated were comprised of leases terminated with fitness, entertainment and food & beverage tenants for which the Company had not yet deployed significant amounts of capital.  The Company continues to evaluate and prioritize its SNO leases based upon tenant health, asset quality, risk-adjusted returns and near-term income opportunities.

In addition, during the fourth quarter of 2020, Transform Holdco LLC (“Holdco”), an affiliate of ESL Investments, Inc., terminated the five remaining leases related to wholly owned properties effective in March 2021, and as a result, the Company has no remaining properties leased to Sears or Kmart.

Redevelopment

During the quarter ended December 31, 2020, the Company continued work on certain suburban retail redevelopment projects. The Company had previously resumed $46 million of suburban retail development activity which was expected to generate total potential annual base rent of $13 million. As of December 31, 2020, for those projects $31 million has been incurred and $6 million of annual base rent has commenced with the remaining potential annual base rent expected to commence in the next twelve months, subject to tenant opening schedules. In addition, during the fourth quarter, the Company resumed $39 million of additional suburban retail development activity with total potential annual base rent of $6 million, with the majority expected to commence in the next twelve months, subject to tenant opening schedules.

The Company also continued to advance both its previously underway premier projects in Aventura (FL), Santa Monica (CA) and La Jolla (CA), and its pipeline of such projects, including its two previously announced multifamily projects, in Redmond (WA) and Dallas (TX), each of which represents the first phase of larger, mixed-use developments. A multifamily project in Lynwood (WA) in its joint venture with Brookfield Properties Retail and AvalonBay Communities (NYSE: AVB), is also underway and has been scheduled for opening in the fourth quarter of 2021. A previously announced multifamily project in Chicago (IL) was sold during the year ended December 31, 2020.

During the quarter ended December 31, 2020, the Company, together with Foulger-Pratt and The Howard Hughes Corporation (NYSE: HHC), announced that it had entered into an initial agreement with the City of Alexandria and Inova Health System to advance the development of a 4.0 million square-foot mixed-use community to include a new hospital campus at the site of the former Landmark Mall.

The remainder of the Company’s previously announced redevelopment projects remain on hold due to the COVID-19 pandemic. The Company deems this approach to capital deployment prudent given the uncertainty regarding tenants’ ability to construct and open new stores and the feasibility of sustaining labor levels with safe working conditions.

Transactions

Total monetization activity for the year ended December 31, 2020 consisted of 32 properties and 16 outparcels totaling 4.8 million square feet and $417 million of gross proceeds. During the quarter ended December 31, 2020, the Company monetized 13 properties and four outparcels totaling 1.6 million square feet and generated $145 million of gross proceeds, including the sale of 50% interests in three assets held in unconsolidated entities. Fourth quarter activity included the sale of three sites previously identified as large-scale redevelopment opportunities in Overland (KS), Atlanta (GA), and Newark (CA) where the Company obtained appropriate value today relative to the risk-adjusted returns on the redevelopment projects. Of the fourth quarter transactions:

•

$62.6 million of the gross proceeds were from income-producing properties sold at a blended cap rate of 7.5%, excluding Guaynabo (PR) the remaining income-producing assets sold at a blended cap rate of 6.8%.

•	An additional $46.5 million of gross proceeds were from vacant assets sold at $59 PSF (including Newark (CA)). The sale of these vacant assets eliminates $1.6 million of annual carry costs.
•	The remaining $35.9 million of gross proceeds included the sale of the 50% interest in three properties held in unconsolidated entities.

Subsequent to December 31, 2020, the Company sold three properties for aggregate gross proceeds of $28.4 million and, as of March 9, 2021, the Company had assets under contract for sale representing anticipated gross proceeds of $84.5 million, subject to buyer diligence and closing conditions.

Since it began its capital recycling program in July 2017, the Company has raised over $1.1 billion of gross cash proceeds from the sale or joint venture of interests in 97 properties, plus outparcels at various properties.

Balance Sheet and Liquidity

As of December 31, 2020, the Company had cash on hand of $161.2 million, including $6.5 million of restricted cash, and, after taking into account one transaction which closed on December 31, 2020, but funded on January 4, 2021. Subsequent to December 31, 2020, the Company had closed asset sales totaling $28.4 million and as of March 9, 2021 had additional asset sales under contract for anticipated gross proceeds of $84.5 million, subject to buyer diligence and closing conditions. The Company expects to use these sources of liquidity, together with a combination of future sales, partnerships and/or potential credit and capital markets transactions to fund its operations and development activity.

The availability of funding from sales of assets, partnerships and credit or capital markets transactions is subject to various conditions, including the consent of the Company’s lender under its $1.6 billion term loan facility (the “Term Loan Facility”), and there can be no assurance that such transactions will be consummated.

The Term Loan Facility includes a $400.0 million Incremental Funding Facility, access to which is subject to rental income from non-Sears Holdings tenants of at least $200.0 million, on an annualized basis and after giving effect to SNO leases expected to commence rent payment within 12 months, which the Company has not yet achieved. The timing of the Company’s ability to access the Incremental Funding Facility, if at all, will be adversely impacted by the COVID-19 pandemic.  The Term Loan Facility also permits the deferral of interest payments based on the amount of Available Cash (as defined in the amendment to the Term Loan Facility) for each period.  As of December 31, 2020, the Company has not deferred any interest and had paid all interest due under the Term Loan Facility.

Dividends

On December 17, 2020, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on January 15, 2021 to holders of record on December 31, 2020.

On February 23, 2021, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be paid on April 15, 2021 to holders of record on March 31, 2021.

The Company’s Board of Trustees does not expect to declare dividends on its common shares in 2021 unless required to do so to maintain REIT status.

Financial Results

The table below provides a summary of the Company’s financial results for the quarter and year ended December 31, 2020 and December 31, 2019:

(in thousands except per share amounts)	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net loss attributable to common shareholders	$(35,606)	$(25,874)	$(109,926)	$(64,297)
Net loss per share attributable to common shareholders	(0.92)	(0.70)	(2.87)	(1.77)

Total NOI	8,646	19,083	37,757	72,667

FFO	(16,156)	(20,059)	(80,998)	(33,793)
FFO per share	(0.29)	(0.36)	(1.45)	(0.61)

Company FFO	(17,899)	(14,966)	(88,583)	(33,896)
Company FFO per share	(0.32)	(0.27)	(1.59)	(0.61)

Net Loss

The following items contributed to the net loss for the quarter and year ended December 31, 2020:

•

Reduced rental income as a result of recapture and termination activity under the Master Lease with Transform Holdco LLC, an affiliate of ESL Investments, Inc. (the “Holdco Master Lease”) and the recognition of rental income deemed to be uncollectible;

•

The impairment of certain assets including $47.7 million recognized on vacant assets and several partially stabilized assets that are leased primarily to theater and fitness tenants which have been negatively impacted by COVID-19 during the quarter ended December 31, 2020;

•	Gains on asset sales of $28.6 million and $88.6 million during the quarter and year ended December 31, 2020, respectively; and,
•	Reduced general and administrative expenses, primarily due to reductions in share-based compensation and compensation costs related to the resignation of two executives in 2020.

Total NOI

•

The decrease in Total NOI was driven primarily by (i) reduced rental income as a result of recapture and termination activity under the Holdco Master Lease and (ii) the recognition of rental income deemed uncollectible for the quarter and year ended December 31, 2020, respectively.

FFO and Company FFO

•

The decrease in FFO was driven primarily by the same factors driving the decreases in Total NOI, partially offset by reduced general and administrative expenses related to reductions in compensation costs due to the resignation of certain executives.

COVID-19 Pandemic

The COVID-19 pandemic continues to have a significant impact on the real estate industry in the United States, including the Company’s properties.  As of December 31, 2020, the Company had collected 93% of rental income for the quarter ended December 31, 2020, and agreed to defer an additional 4%.  As of March 5, 2021, the Company had also collected 95% of January and February 2021 rental income, and agreed to defer an additional 2%.  While the Company intends to enforce its contractual rights under its leases, there can be no assurance that tenants will meet their future obligations or that additional rental modifications will not be necessary.

The Company continues to maintain a cautious approach as it responds to the evolving COVID-19 pandemic with an emphasis on managing its cash resources and preserving the value of its assets and its platform.  The Company expects to continue monetizing appropriate assets and selectively allocating capital to the assets with opportunistic risk-adjusted returns in the Company’s portfolio.

As a result of the fluidity and uncertainty surrounding the nation’s response to and limitations as a result of the pandemic, the Company expects that these conditions will change, potentially significantly, in future periods and results for the quarter and year ended December 31, 2020 may not be indicative of the impact of the COVID-19 pandemic on the Company’s business for future periods.  As such, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows over the foreseeable future.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

Non-GAAP Financial Measures

The Company makes reference to NOI, Total NOI, FFO and Company FFO which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

None of NOI, Total NOI, FFO or Company FFO, are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance.  Reconciliations of these measures to the respective GAAP measures the Company deems most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”) and Total NOI

NOI is defined as income from property operations less property operating expenses.  Other REITs may use different methodologies for calculating NOI, and accordingly the Company’s depiction of NOI may not be comparable to other REITs.  The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties.  This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.

The Company also considers NOI and Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Funds from Operations ("FFO") and Company FFO

FFO is calculated in accordance with NAREIT which defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from property sales, real estate related depreciation and amortization, and impairment charges on depreciable real estate assets.  The Company considers FFO a helpful supplemental measure of the operating performance for equity REITs and a complement to GAAP measures because it is a recognized measure of performance by the real estate industry.

The Company makes certain adjustments to FFO, which it refers to as Company FFO, to account for certain non-cash and non-comparable items, such as termination fee income, unrealized loss on interest rate cap, litigation charges, acquisition-related expenses, amortization of deferred financing costs and certain up-front-hiring costs, that it does not believe are representative of ongoing operating results.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; the impact of the COVID-19 pandemic on the business of the Company’s tenants and business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service the Company’s debt obligations and ability to pay dividends and other distributions to shareholders, the Company’s historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness; restrictions with which the Company is required to comply in order to maintain REIT status and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; the Company’s relatively limited history as an operating company; and environmental, health, safety and land use laws and regulations.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2020, and the risk factors relating to Sears Holdings and Holdco therein.  While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially.  The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 158 wholly-owned properties and 25 unconsolidated properties totaling approximately 26.5 million square feet of space across 41 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  The Company’s mission is to create long-term value for shareholders by realizing the value of the Company’s portfolio through re-leasing, redevelopment, formation of strategic partnerships or other bespoke solutions.

Contact

Seritage Growth Properties

646-277-1268

IR@Seritage.com

Seritage Growth Properties

CONDENSED Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Investment in real estate
Land	$592,770	$667,004
Buildings and improvements	1,107,532	1,112,653
Accumulated depreciation	(142,206)	(147,696)
	1,558,096	1,631,961
Construction in progress	352,776	338,672
Net investment in real estate	1,910,872	1,970,633
Real estate held for sale	1,864	5,275
Investment in unconsolidated joint ventures	457,033	445,077
Cash and cash equivalents	143,728	139,260
Restricted cash	6,526	—
Tenant and other receivables, net	46,570	54,470
Lease intangible assets, net	18,595	68,153
Prepaid expenses, deferred expenses and other assets, net	63,755	67,744
Total assets	$2,648,943	$2,750,612

LIABILITIES AND EQUITY
Liabilities
Term loan facility, net	$1,598,909	$1,598,487
Sales-leaseback financing obligations	20,425	—
Accounts payable, accrued expenses and other liabilities	146,882	108,755
Total liabilities	1,766,216	1,707,242

Commitments and contingencies (Note 9)

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 38,896,428 and 36,897,364 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	389	369
Class B common shares $0.01 par value; 5,000,000 shares authorized; 0 and 1,242,536 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	—	12
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of December 31, 2020 and December 31, 2019; liquidation preference of $70,000	28	28
Additional paid-in capital	1,177,260	1,149,721
Accumulated deficit	(528,636)	(418,711)
Total shareholders' equity	649,041	731,419
Non-controlling interests	233,686	311,951
Total equity	882,727	1,043,370
Total liabilities and equity	$2,648,943	$2,750,612

Seritage Growth Properties

CONDENSED Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
REVENUE
Rental income	$27,478	$37,927	$116,202	$167,035
Management and other fee income	174	(1,293)	293	1,598
Total revenue	27,652	36,634	116,495	168,633
EXPENSES
Property operating	11,012	11,122	41,164	42,123
Real estate taxes	8,672	9,080	36,768	38,595
Depreciation and amortization	14,551	36,578	95,997	104,581
General and administrative	(418)	12,970	28,849	39,156
Total expenses	33,817	69,750	202,778	224,455
Gain on sale of real estate	28,596	25,786	88,555	71,104
Gain on sale of interests in unconsolidated joint ventures	1,758	—	1,758	—
Impairment of real estate assets	(47,701)	—	(64,108)	—
Equity in loss of unconsolidated joint ventures	(2,161)	(3,656)	(4,712)	(17,994)
Interest and other income	934	635	3,394	6,824
Interest expense	(24,916)	(26,878)	(91,316)	(94,519)
Loss before income taxes	(49,655)	(37,229)	(152,712)	(90,407)
Provision for income taxes	(37)	(113)	(252)	(196)
Net loss	(49,692)	(37,342)	(152,964)	(90,603)
Net loss attributable to non-controlling interests	15,311	12,693	47,938	31,206
Net loss attributable to Seritage	$(34,381)	$(24,649)	$(105,026)	$(59,397)
Preferred dividends	(1,225)	(1,225)	(4,900)	(4,900)
Net loss attributable to Seritage common shareholders	$(35,606)	$(25,874)	$(109,926)	$(64,297)

Net loss per share attributable to Seritage Class A and Class C common shareholders - Basic	$(0.92)	$(0.70)	$(2.87)	$(1.77)
Net loss per share attributable to Seritage Class A and Class C common shareholders - Diluted	$(0.92)	$(0.70)	$(2.87)	$(1.77)
Weighted average Class A and Class C common shares outstanding - Basic	38,675	36,846	38,298	36,413
Weighted average Class A and Class C common shares outstanding - Diluted	38,675	36,846	38,298	36,413

Reconciliation of Net Loss to NOI and Total NOI (in thousands)

	Quarter Ended December 31,		Year Ended December 31,
NOI and Total NOI	2020	2019	2020	2019
Net loss	$(49,692)	$(37,342)	$(152,964)	$(90,603)
Termination fee income	(1,314)	(20)	(7,604)	(5,545)
Management and other fee income	(174)	1,293	(293)	(1,598)
Depreciation and amortization	14,551	36,578	95,997	104,581
General and administrative expenses	(418)	12,970	28,849	39,156
Equity in loss of unconsolidated joint ventures	2,161	3,656	4,712	17,994
Gain on sale of interests in unconsolidated joint ventures	(1,758)	—	(1,758)	—
Gain on sale of real estate	(28,596)	(25,786)	(88,555)	(71,104)
Impairment on real estate assets	47,701	—	64,108	—
Interest and other income	(934)	(635)	(3,394)	(6,824)
Interest expense	24,916	26,878	91,316	94,519
Provision for income taxes	37	113	252	196
Straight-line rent adjustment	1,362	35	4,983	(15,590)
Above/below market rental income/expense	(116)	(113)	(1,793)	(495)
NOI	$7,726	$17,627	$33,856	$64,687
Unconsolidated entities
NOI of unconsolidated joint ventures	1,825	1,606	6,122	9,851
Straight-line rent	(274)	(115)	(681)	(152)
Above/below market rental income/expense	(97)	(35)	(713)	(1,719)
Termination fee income	(534)	—	(827)	—
Total NOI	$8,646	$19,083	$37,757	$72,667

Reconciliation of Net Loss to FFO and Company FFO (in thousands)

	Quarter Ended December 31,		Year Ended December 31,
FFO and Company FFO	2020	2019	2020	2019
Net loss	$(49,692)	$(37,342)	$(152,964)	$(90,603)
Real estate depreciation and amortization (consolidated properties)	14,017	36,053	93,963	102,439
Real estate depreciation and amortization (unconsolidated joint ventures)	3,397	8,241	9,108	30,375
Gain on sale of interests in unconsolidated joint ventures	(1,758)	—	(1,758)	—
Gain on sale of real estate	(28,596)	(25,786)	(88,555)	(71,104)
Impairment on real estate assets	47,701	—	64,108	—
Dividends on preferred shares	(1,225)	(1,225)	(4,900)	(4,900)
FFO attributable to common shareholders and unitholders	$(16,156)	$(20,059)	$(80,998)	$(33,793)
Termination fee income	(1,314)	(20)	(7,604)	(5,545)
Unconsolidated entity termination fee income	(534)	—	(827)	—
Amortization of deferred financing costs	105	105	421	434
Mortgage recording costs	—	5,008	—	5,008
Severance costs	—	—	425	—
Company FFO attributable to common shareholders and unitholders	$(17,899)	$(14,966)	$(88,583)	$(33,896)

FFO per diluted common share and unit	$(0.29)	$(0.36)	$(1.45)	$(0.61)
Company FFO per diluted common share and unit	$(0.32)	$(0.27)	$(1.59)	$(0.61)

Weighted Average Common Shares and Units Outstanding
Weighted average common shares outstanding	38,675	36,846	38,298	36,413
Weighted average OP Units outstanding	17,255	18,956	17,576	19,387
Weighted average common shares and units outstanding	55,930	55,802	55,874	55,800